Exhibit 99.1
National Interstate Corporation Reports 2014 Second Quarter and First Six Months Results

•	Reserve strengthening adds 20.2 points to combined ratio and drives 2014 second quarter net loss

•	Continued rate increases result in gross premiums written up 8% for 2014 second quarter and first six months

Richfield, Ohio, July 28, 2014 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2014 second quarter and first six months. The Company had a net loss of $0.54 per share, diluted for the 2014 second quarter compared to a net loss of $0.32 per share, diluted for the 2013 second quarter. The Company reported a net loss of $0.14 per share, diluted for the first six months of 2014 compared to net income of $0.09 per share, diluted for the first six months of 2013.

Gross premiums written increased 8% for the 2014 second quarter and first six months compared to the same 2013 periods primarily attributable to growth in the Alternative Risk Transfer and Transportation components.

Earnings

The Company’s net (loss) income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net (loss) income to net (loss) income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net (loss) income from operations includes underwriting income and net investment income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Net loss from operations	$(11,338)	$(7,927)	$(3,669)	$(915)
After-tax net realized gains from investments	694	1,647	2,387	2,652
After-tax impact from transaction expenses	(99)	-	(1,406)	-
Net (loss) income	$(10,743)	$(6,280)	$(2,688)	$1,737

Net loss from operations per share, diluted	$(0.57)	$(0.40)	$(0.19)	$(0.05)
After-tax net realized gains from investments per share, diluted	0.04	0.08	0.12	0.14
After-tax impact from transaction expenses per share, diluted	(0.01)	-	(0.07)	-
Net (loss) income per share, diluted	$(0.54)	$(0.32)	$(0.14)	$0.09

In both the 2014 and 2013 second quarters, the Company reported a net loss attributable to unfavorable development from prior year claims. For the 2014 second quarter, the Company experienced approximately $28.1 million of adverse prior year claims development which included reserve strengthening of $20.0 million. As discussed below, the Company considered, among other factors, the report of a leading independent global actuarial firm when establishing its loss and loss adjustment expense (LAE) reserves. Other components of the 2014 second quarter and first six months net loss including net investment income and underwriting expenses were improved or stable compared to the same prior periods.

Underwriting Results:

Dave Michelson, President and Chief Executive Officer, said, “I have been disappointed by the continuing unfavorable prior year claims development we have experienced in recent quarters. Like the rest of the industry, our commercial auto line is experiencing elevated combined ratios. Actual incurred claims developed higher than expected during the 2014 second quarter which led us to undertake a comprehensive review of our reserves for losses and loss adjustment expenses, including a review by a leading independent global actuarial firm. This comprehensive review contributed to our decision to further strengthen our loss reserves. We continue to believe our current pricing and risk selection have improved dramatically since 2012. Excluding prior year development, we believe our current accident year is moving towards underwriting results that are more in line with our expectations.”

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Losses and LAE ratio excluding prior year development (accident year)	75.8%	85.8%	75.6%	80.1%
Prior year loss development	20.2%	6.5%	11.0%	4.2%
Losses and LAE ratio (calendar year)	96.0%	92.3%	86.6%	84.3%
Underwriting expense ratio	20.5%	21.6%	20.5%	21.6%
Combined ratio	116.5%	113.9%	107.1%	105.9%

Claims: The loss and loss adjustment expense (LAE) ratio for the 2014 second quarter of 96.0% was elevated by approximately 20.2 points due to $28.1 million of unfavorable development from prior year claims which compared to $8.4 million of unfavorable prior years claims development in the 2013 second quarter that added 6.5 points to the combined ratio. Excluding development from prior year claims, the loss and LAE ratio for the 2014 second quarter was 75.8% compared to 85.8% for the 2013 second quarter, which reflects uncharacteristically high claim severity in the second quarter of 2013 that did not recur. The $8.4 million unfavorable claims development in the second quarter of 2013 was predominately related to products in runoff within the program portion of our ART component, as well as our discontinued commercial vehicle product, which was part of our specialty personal lines component. Approximately one-third of the $28.1 million of unfavorable claims development in the second quarter of 2014 related to products that are in runoff.

During the second quarter of 2014, incurred claims developed higher than expected by $8.1 million primarily related to accident years 2010, 2011 and 2012 for the commercial auto liability line of business. Industry trends have indicated that commercial auto policies written during the prolonged soft market conditions were at rates below those required to keep pace with changing economic and societal influences related to claims settlements. Such influences have resulted in adverse industry trends of prior year claims reserves in the commercial auto liability line. Similar to the industry, the Company has experienced unfavorable prior year claim development for seven consecutive quarters.

In consideration of the continued adverse prior year claims development, the Company engaged a leading independent global actuarial firm to conduct a review of its loss and LAE reserves. The Company used this additional actuarial data as well as various data inputs and other factors including, but not limited to, claims processing procedures, the Company’s historic loss experience and that of the industry, loss development factors as well as actuarial analysis provided by Great American when establishing its best estimate for loss reserves as of June 30, 2014. As a result of the Company’s review and analysis of the various data points discussed above loss and LAE reserves were strengthened by $20.0 million in the second quarter of 2014, primarily related to accident years 2011, 2012 and 2013.

The reserve strengthening of $20.0 million in the 2014 second quarter represents 2.4% of loss and LAE reserves as of June 30, 2014. Measured at June 30, 2014, all accident years after 2010 had estimated combined ratios at or below 100%, except for accident year 2011 with an estimated combined ratio of 103%. Although still early, 2014 accident year is showing a several point improvement compared to those years.

Underwriting Expenses: The underwriting expense ratio of 20.5% for the 2014 second quarter and first six months was improved compared to the same periods of 2013 and historical run rates primarily due to expenses growing at a slower rate than earned premium. The Company continues to effectively manage underwriting expenses.

Investments:

Net investment income of $8.8 million for the 2014 second quarter was 11% ahead of the 2013 second quarter. Net investment income of $17.5 million for the 2014 first six months was 10% ahead of the same period last year. The increase in net investment income is attributable to a modest increase in average cash and invested assets as well as new fixed income purchases at yields higher than were available prior to mid-2013. In addition, the Company generated net realized gains from investments of $3.7 million for the 2014 first six months primarily from gains related to other invested assets, which consist of holdings in limited partnership investments, as well as from sales.

The Company continues to maintain a high quality and diversified portfolio with approximately 88% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of 4.2 years. The fixed income and equity holdings had unrealized appreciation of $46.1 million or 4.7% of the amortized cost at June 30, 2014. The fair value and unrealized gains from fixed maturities and equity securities were as follows:

	June 30, 2014
	Fair Value	Net Unrealized Gain
	(In thousands)
U.S. government and agencies	$102,384	$3,515
Foreign government	3,513	5
State and local government	348,058	11,463
Mortgage backed securities	226,905	8,984
Corporate obligations	193,592	8,901
Other debt obligations	62,975	79
Preferred redeemable securities	4,293	125
Total fixed maturities	$941,720	$33,072

Equity securities	$79,081	$13,030

Total fixed maturities and equity securities	$1,020,801	$46,102

Gross Premiums Written

Mr. Michelson commented, “We have experienced consistent top line growth of about 8% for both of the first two quarters of this year. Much of the growth is attributable to continued rate increases that are averaging approximately 7% for the first six months with several of our products experiencing double digit increases. Rate levels for both new and renewal business consider recent loss cost trends.”

The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$95,086	52.2%	$84,920	50.2%
Transportation	68,105	37.4%	62,395	36.9%
Specialty Personal Lines	10,159	5.6%	13,857	8.2%
Hawaii and Alaska	5,811	3.2%	5,029	3.0%
Other	2,975	1.6%	2,815	1.7%
Gross premiums written	$182,136	100.0%	$169,016	100.0%

	Six Months Ended June 30,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$192,947	55.8%	$170,488	53.2%
Transportation	117,862	34.1%	109,165	34.0%
Specialty Personal Lines	19,327	5.6%	27,399	8.5%
Hawaii and Alaska	10,019	2.9%	8,919	2.8%
Other	5,548	1.6%	4,913	1.5%
Gross premiums written	$345,703	100.0%	$320,884	100.0%

Alternative Risk Transfer: Gross premiums written in the ART component for the 2014 first six months increased 13% compared to last year. The growth was from existing ART business in the group and national account portions of the ART component that grew as a result of the addition of new customers, as well as rate and exposure increases on renewal business. The ART component has historically maintained high customer retention and has been a consistent growth area for the Company.

Transportation: The 8% growth for the 2014 first six months in the Transportation component is primarily attributable to rate increases for existing customers as well as new business from recently introduced products that are taking hold. In 2012 the Company addressed a market need by offering expanded limits to trucking insureds and in 2013 introduced waste operations and traditional heavy haul insurance products all of which have contributed to the 2014 second quarter and year to date growth.

Specialty Personal Lines and Hawaii and Alaska: The Specialty Personal Lines and Hawaii and Alaska components combined represent less than 10% of the Company’s gross premiums written. Hawaii and Alaska grew 16% for the 2014 second quarter and 12% for the 2014 first six months. Specialty Personal Lines continues to show a year over year decline in part due to the runoff of the commercial vehicle product that was discontinued in the third quarter of last year.

Summary Comments

“While the claims environment for commercial auto remains somewhat unpredictable, the reserve strengthening this quarter recognizes that our accident year claims results for 2010, 2011 and 2012 have shown unfavorable prior year development in recent periods. In 2013 and 2014 we focused on steps to obtain appropriate rate increases, refine the quality of business, and to properly recognize the loss trends in our commercial auto coverages. Nevertheless we felt it was also prudent to strengthen our 2013 accident year reserves,” stated Mr. Michelson. “After these actions, our average underwriting results since 2010 have been around breakeven. This is clearly not the target we set for ourselves and although it is taking longer than expected, we believe our current business is moving towards underwriting results that are more in line with our expectations.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2014 second quarter and first six months results on Tuesday, July 29, 2014 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,”

“intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Any projections previously released by us speak only as of the date on which they were made and may vary from actual results. We assume no obligation to publicly update such projections.

About National Interstate Corporation
Celebrating 25 Years
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Data:
Gross premiums written	$182,136	$169,016	$345,703	$320,884

Net premiums written	$143,536	$139,218	$276,952	$263,975

Premiums earned	$139,139	$128,866	$272,642	$255,773
Net investment income	8,783	7,925	17,485	15,888
Net realized gains on investments (*)	1,067	2,534	3,672	4,080
Other	786	849	1,546	1,682
Total revenues	149,775	140,174	295,345	277,423
Losses and loss adjustment expenses	133,585	118,957	236,165	215,568
Commissions and other underwriting expenses	23,886	23,432	46,424	46,292
Other operating and general expenses	5,425	5,190	10,885	10,615
Transaction expenses	153	-	2,163	-
Expense on amounts withheld	1,426	1,265	2,981	2,468
Interest expense	58	227	132	302
Total expenses	164,533	149,071	298,750	275,245
(Loss) income before income taxes	(14,758)	(8,897)	(3,405)	2,178
(Benefit) provision for income taxes	(4,015)	(2,617)	(717)	441
Net (loss) income	$(10,743)	$(6,280)	$(2,688)	$1,737

Per Share Data:
Net (loss) income per common share, basic	$(0.54)	$(0.32)	$(0.14)	$0.09
Net (loss) income per common share, diluted	$(0.54)	$(0.32)	$(0.14)	$0.09

Weighted average of common shares outstanding, basic	19,764	19,652	19,729	19,631
Weighted average of common shares outstanding, diluted	19,764	19,652	19,729	19,766

Cash dividend per common share	$0.12	$0.11	$0.24	$0.22

(*) Consists of the following:
Net realized gains before impairment losses	$1,198	$2,534	$4,037	$4,097

Total losses on securities with impairment charges	(90)	-	(135)	(17)
Non-credit portion recognized in other comprehensive income	(41)	-	(230)	-
Net impairment charges recognized in earnings	(131)	-	(365)	(17)
Net realized gains on investments	$1,067	$2,534	$3,672	$4,080

GAAP Ratios:
Losses and loss adjustment expense ratio	96.0%	92.3%	86.6%	84.3%
Underwriting expense ratio	20.5%	21.6%	20.5%	21.6%
Combined ratio	116.5%	113.9%	107.1%	105.9%
Return on equity (a)			-1.5%	1.0%
Average shareholders’ equity			$355,190	$347,484

	At June 30,	At December 31,
	2014	2013
Balance Sheet Data (GAAP):
Cash and invested assets	$1,129,222	$1,075,428
Reinsurance recoverable	167,555	169,210
Intangible assets	7,932	8,073
Total assets	1,725,244	1,623,827
Unpaid losses and loss adjustment expenses	846,112	803,782
Long-term debt	12,000	12,000
Total shareholders’ equity	$358,095	$352,284
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$336,598	$339,655
Book value per common share, basic (at period end)	$18.10	$17.92
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.02	$17.28
Common shares outstanding at period end (b)	19,780	19,661

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At June 30, 2014 and December 31, 2013 there were 66,181 and 60,534, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.